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                                                                    EXHIBIT 10.7


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("Agreement"), effective as of the 15th day of June, 2000, by and among Communication Consulting Services, Inc., a Georgia corporation (the "Company"), Clear Communications Group, Inc., a Georgia corporation ("Clear"), and John J. Meyer, an Illinois resident (the "Executive").

         WHEREAS, this Agreement is entered into in connection with and as an integral part of the purchase by Clear of all the outstanding capital stock of Company under that certain Stock Purchase Agreement ("Acquisition Agreement") dated June 15, 2000. Clear and the Company desire the Executive's continued employment with the Company, and the Executive wishes to accept such continued employment, upon the terms and conditions set forth in this Agreement. The execution of this Agreement is a condition to and an inducement to Clear for consummating the transactions under the Acquisition Agreement.

         NOW THEREFORE, in consideration of the foregoing, the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

         1. EMPLOYMENT AND DUTIES. The Company hereby employs the Executive, and the Executive hereby accepts employment, as Vice-President and General Manager of the Systems Engineering Division and Chief Technology Officer of the Company. The Executive agrees to serve in such capacities and to faithfully and diligently perform such duties, responsibilities and services that are incidental thereto, as well as such other duties, responsibilities and services as may be prescribed or requested by the Board of Directors of the Company from time to time, provided that those duties are commensurate with the Executive's training, expertise and his position with the Company. The Executive shall devote his full time, attention and best efforts to the performance of his duties, responsibilities and services to the Company in a lawful manner and in accordance with all policies of and instructions from the Company.

         2. TERM. The term of this Agreement will commence on the date set forth above and will terminate three (3) year(s) thereafter (the "Initial Term"), unless said Agreement is terminated at an earlier date as provided herein. The Agreement shall automatically renew for successive one (1) year term(s) unless either party notifies the other of its intention not to renew the Agreement at least 30 days prior to the expiration of the one year term then in effect; provided, however, that all post-termination rights and obligations hereunder shall survive termination or expiration of this Agreement as provided herein.


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         3.       COMPENSATION AND THE EXECUTIVE BENEFITS.

                  (a) Compensation. The Executive shall receive an annualized salary (the "Base Salary") of One Hundred Seventy-Five Thousand Dollars ($175,000.00) during the first year of employment hereunder, which shall be paid in accordance with the Company's regular payroll practices and subject to any and all withholdings pursuant to applicable law. After the first year of the Initial Term hereof, the Base Salary shall be based upon a market rate in the telecommunications industry consistent with the salaries of the Company's other executive employees with comparable responsibilities and duties, provided that the Base Salary shall not be less than the Base Salary that the Executive is earning during the first year of the Initial Term.

                  (b) Executive/Fringe Benefits. The Executive shall be eligible to participate in all the Executive benefit programs and fringe benefits generally made available to executives of the Company, subject to any and all terms, conditions, and eligibility requirements for said programs and benefits, as may from time to time be prescribed by the Company. The Company may alter, modify, add to or delete its executive benefit plans at any time as it determines in its sole discretion, provided that Executive's benefit programs and fringe benefits shall remain at the same level as those generally available to other Company executives with his title and operating and reporting responsibilities.

                  (c) Other Business Expenses. The Company shall reimburse the Executive for his actual out-of-pocket, business expenses that are incurred by the Executive and are reasonable and necessary in relation to and in furtherance of the Executive's performance of his duties to the Company. Such reimbursement shall be subject to compliance with the Company's reimbursement policies and the provision of substantiating documents of said expenses as may be reasonably requested by the Company.

                  (d) Vacation. The Executive shall be entitled to Paid Time Off (PTO) (which includes vacation, illness and other personal time away from work) as well as paid holidays in accordance with the Company's normal policies; provided, that vacation shall be taken at such times as shall not unreasonably interfere with the Executive's responsibilities hereunder.

                  (e) Options. Concurrently with the execution of this Agreement, the Executive and o2wireless Solutions, Inc. ("o2") will enter into the Incentive Stock Option Agreement for 25,000 shares of common stock (prior to any stock split or dividend after the date hereof) under the 1998 o2wireless Solutions, Inc. Incentive Stock Option Plan in the form attached hereto as Exhibit "A". In addition to the foregoing, the Executive shall be eligible to participate in any stock option plan or other incentive compensation plan of o2 to the same extent generally as all other similarly situated employees of o2 and its subsidiaries.

         4. TERMINATION. This Agreement may be terminated prior to the expiration of the term as follows:


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                  (a)      Death or Disability. The Executive's employment
hereunder shall terminate automatically upon the Executive's death. In such event, the Executive's estate shall be entitled to receive any earned and unpaid Base Salary, prorated through the date of death. If the Executive is prevented from performing his material duties hereunder as a result of physical or mental illness, injury or incapacity for either (i) a period of ninety (90) consecutive days or (ii) more than one hundred-eighty (180) days in the aggregate in any twelve (12) month period, then the Company may terminate the Executive's employment upon written notice to the Executive. While receiving any disability income payments under the Company's disability income plan, the Executive shall not be entitled to receive any Base Salary hereunder, but shall continue to participate in the Company's benefit plans, to the extent permitted by such plans, until the termination of his employment.

                  (b) For Cause. The Company may terminate the Executive's employment hereunder for Cause (as defined below) at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. In the event that the Company terminates the Executive's employment for Cause (or the Executive resigns from his employment with the Company), the Company shall not be obligated to pay any salary or other compensation to the Executive after the effective date of termination, other than accrued and unpaid Base Salary earned through the date of termination.

                  (c) Without Cause. In the event the Company terminates this Agreement without Cause, then the Executive shall be entitled to (i) severance pay in the form of continuation of his annualized Base Salary for the remaining term of this Agreement, be it the Initial Term, or any renewal thereof, which shall be paid in accordance with the Company's regular payroll practices and subject to any and all withholdings pursuant to applicable law, and (ii) a pro rata portion of his incentive bonus, if any, contemplated by
Section 3(a) for the quarter in which his employment terminated based upon the number of days in the quarter elapsed prior to such termination. Notwithstanding the preceding sentence, if the Executive obtains other employment prior to the end of the period during which he is being paid in accordance with the preceding sentence, he must promptly give notice thereof in writing to the Company, and the Base Salary and incentive payments to him under this Agreement for any period after the Executive obtains such other employment will be reduced by the amount of the cash compensation received and to be received by the Executive from the Executive's other employment for services performed during such period. In addition, the Company shall, at its own expense, continue to provide, through COBRA or otherwise, medical insurance coverage contemplated by Section 3(b) for a period of twelve months following the date of the Executive's termination without Cause, or insurance becomes available to the Executive through earlier employment with any other entity. Payment of the severance benefits set forth herein shall be subject to the Executive's continued compliance with the provisions of Section 5 hereof.

                  (d) By Employee. Upon a minimum of ninety (90) days' prior written notice to the Company, the Executive may terminate this Agreement. In such event, the Company shall not be obligated to pay any salary or other compensation to the Executive after the effective date of termination, other than accrued and unpaid Base Salary through the date of termination.


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         5.       PROTECTIVE COVENANTS. The Executive is, and will become during the course of employment, intimately familiar with Confidential Information, Trade Secrets, products and services, and other property of the Company, Clear and/or their affiliate(s). For purposes of Sections 5, 6, 7, 13, and 15, the term "Company" shall include Clear and its affiliates.

         The Executive acknowledges that: (a) public disclosure of such Confidential Information and Trade Secrets could have an adverse affect on Company, Clear, and/or its, their business or businesses; (b) Clear has required that the Executive make the covenants in this Section 5 as a condition to its consummation of the transactions under the Acquisition Agreement; and (c) the provisions of this Section 5 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and Trade Secrets.

         The protection of the Company requires that all such property and information must remain the sole and private property of the Company to be used only for the Company's benefit, not to be disclosed to any other party nor used by the Executive against the Company or for the benefit of any other person. The Executive shall, upon request of the Company, and without request promptly on termination of employment, deliver all Company Property in the Executive's possession or control to the Company. The Executive acknowledges and agrees that title to all Company Property is vested in the Company.

         In addition, the Executive warrants, represents, covenants and agrees, during the term of his employment and for the periods described below, as follows:

                  (a) Covenant Not to Compete in Certain Ways. The Executive acknowledges that: (i) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (ii) Company's business is regional in scope, covering the are set forth in Schedule 1 attached hereto and incorporated herein by this reference (the "Region"); (iii) the Company competes with other businesses that are or could be located in any part of the Region; (iv) the covenants set forth in this
Section 5 have been negotiated and agreed to in connection with and as part consideration for Clear's consummation of the purchase of the common stock of the Company in accordance with the terms of the Acquisition Agreement.

         Accordingly, during his term of employment with the Company hereunder and during the later of (i) the three (3) year period after the closing of the Acquisition Agreement or (ii) the one (1) year period beginning on the date of termination of the Executive's employment with the Company, the Executive shall not engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or any way connected with, lend the Executive's name or any similar name to, lend the Executive's credit to or render services or advice to, any business whose products or activities compete in whole or in part with products or services of Company any where in the Region; provided, however, that the Executive may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934


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and such enterprise offers products or activities that compete in whole or in part with products or services of Company.

                  (b) Covenant Not to Solicit Business from Certain Customers. The Executive acknowledges that during the course of his employment by the Company, the Executive shall have a duty to, and shall be given an opportunity to, make contact with and strengthen ties with Customers and potential Customers of the Company. The Executive shall not, for a period of two
(2) years after termination of his employment with the Company, directly or indirectly, for himself or any other person or entity, solicit any Customer for the purchase or license by such Customer of any product or service competitive with any of the products and services which are offered by the Company within the one-year period preceding termination of the Executive's employment.

                  (c) Covenant Not to Solicit the Executives. For a period of two (2) years following the date of termination of his employment with the Company, the Executive shall not, directly or indirectly, for himself or any other person or entity, employ, solicit or recommend the employment of any executive of the Company for the purpose of causing such executive to take employment with the Executive or any other person or entity until such executive or former executive has ceased to be employed by the Company for a period of six
(6) months.

                  (d) Covenant Not to Disclose Confidential Information or Trade Secrets. The Executive shall not disclose to any person whatsoever or use any Trade Secrets or Confidential Information of the Company, other than as necessary in the fulfillment of his duties to the Company in the course of employment. This paragraph shall be effective during the term of this Agreement and for a period of two (2) years after termination of employment with respect to all Confidential Information, and shall remain in effect with respect to all Trade Secrets so long as such information remains a trade secret under applicable law.

                  (e) Covenant Not to Receive Prohibited Remuneration. The Executive covenants, warrants and agrees that during his employment with the Company, that the Executive will not, directly or indirectly,

                           (i) except for reasonable and normal items such as lunches, dinners and non-material gifts having a value of less than $100, receive any remuneration from, or make any arrangement with, any of the past or present customers or potential customers or suppliers or source(s) of financing of or for the Company or any of its affiliates without the written approval of the Board of Directors of the Company; or

                           (ii) receive or agree to receive, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services), from any past, present or potential customer, supplier, source of financing, landlord, subtenant or licensee of the Company, any of its affiliate(s), or anyone else without the written approval of the Board of Directors of the Company; and


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                           (iii)    knowingly and willfully solicit or receive
                  any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, or offering to receive such remuneration for any act(s) or omission(s) in any way relating to, in connection with, or regarding the Company, its affiliate(s), and/or its or their business or businesses without the written approval of the Board of Directors of the Company.

         (f) Injunctive Relief and Additional Remedy. The Executive acknowledges that the injury that would be suffered by the Company as a result of a breach of the provisions of this Agreement (including any provision of Sections 5 or 6) would be irreparable and that an award of monetary damages to the Company for such breach would be an inadequate remedy. Consequently, the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Company will not be obligated to post bond or other security in seeking such relief. Without limiting the rights or any other remedies of the Company, if the Executive breaches any of the provisions of Sections 5 or 6, the Company will have the right to cease making any payments otherwise due to the Executive under this Agreement.

         (g) Covenants of Sections 5 and 6 are Essential and Independent Covenants. The covenants by the Executive in Sections 5 and 6 are essential elements of this Agreement, and without the Executive's agreement to comply with such covenants, Clear would not have consummated the transactions under the Acquisition Agreement, and the Company would not have entered into this Agreement or employed or continued the employment of the Executive. The Company and the Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness of propriety of such covenants, with specific regard to the nature of the business conducted by the Company.

         The Executive's covenants in Sections 5 and 6 are independent covenants, and the existence of any claim by the Executive against the Company under this Agreement or otherwise, or against Clear, will not excuse the Executive's breach of any covenant in Sections 5 or 6.

         If the Executive's employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Executive in Sections 5 and 6.

         6. MUTUAL NON-DISPARAGEMENT. The Company and the Executive agree that neither party will undertake any disparaging or harassing conduct directed at the other at any time during the term of this Agreement or following termination hereof.

         7. EXECUTIVE'S OBLIGATIONS UPON TERMINATION. Upon the termination of the Executive's employment hereunder for whatever reason, the Executive automatically tenders the Executive's resignation from any office the Executive may hold with the Company, and the Executive shall not at any time thereafter represent himself to be connected or to have any connection with the Company or its related entities.


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         8.       ASSIGNMENT. Due to the personal service nature of the
Executive's obligations, the Executive may not assign this Agreement. Subject to the restrictions in this Section, this Agreement shall be binding upon and benefit the parties hereto, and their respective heirs, successors or assigns.

         9. LEGALITY AND SEVERABILITY. The parties covenant and agree that the provisions contained herein are reasonable and are not known or believed to be in violation of any federal, state, or local law, rule or regulation. In the event a court of competent jurisdiction finds any provision herein (or subpart thereof) to be illegal or unenforceable, the parties agree that the court shall modify said provision(s) (or subpart(s) thereof) to make said provision(s) (or subpart(s) thereof) and this Agreement valid and enforceable. Any illegal or unenforceable provision (or subpart thereof), or any modification by any court, shall not affect the remainder of this Agreement, which shall continue at all times to be valid and enforceable.

         10. ENTIRE AGREEMENT; MODIFICATION; GOVERNING LAW. This Agreement constitutes the entire understanding between the parties regarding the subject matters addressed herein and supersedes any prior oral or written agreements between the parties. This Agreement can only be modified by a writing signed by all of the parties, and shall be interpreted in accordance with and governed by the laws of the State of Georgia without regard to the choice of law provisions thereof. Notwithstanding the foregoing, the protective provisions contained in Sections 5 and 6 hereof shall be governed and enforced in accordance with the laws of the state in which enforcement of such provisions is sought.

         11. NEGOTIATED AGREEMENT. The Executive and the Company agree that this Agreement shall be construed as drafted by both of them, as parties of equivalent bargaining power, and not for or against either of them as drafter.

         12. REVIEW AND VOLUNTARINESS OF AGREEMENT. The Executive acknowledges that the Executive has had an opportunity to read, review, and consider the provisions of this Agreement, that the Executive has in fact read and does understand such provisions, and that the Executive has voluntarily entered into this Agreement.

         13. NON-WAIVER. The failure of the Company to insist upon or enforce strict performance of any provision of this Agreement or to exercise any rights or remedies thereunder will not be construed as a waiver by the Company to assert or rely upon any such provision, right or remedy in that or any other instance.

         14. NO CONFLICTING OBLIGATIONS. The Executive hereby acknowledges and represents that the Executive's execution of this Agreement and performance of employment-related obligations and duties for the Company as set forth hereunder will not cause any breach, default or violation of any other employment, non-disclosure, confidentiality, non-competition or other agreement to which the Executive may be a party or otherwise bound. The Executive hereby agrees that he will not use in the performance of his duties for the Company (or otherwise disclose to the Company) any trade secrets or confidential information of any prior company or


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other person or entity if and to the extent that such use or disclosure may cause a breach or violation of any obligation or duty owed to such company, person, or entity under any agreement or applicable law.

         15. FORUM; ENCORCEMENT. In the event of litigation arising from this Agreement, the Executive hereby expressly consents to jurisdiction and venue in any State or Federal Court sitting in Fulton County, State of Georgia, and waives any objections to such jurisdiction and venue. The Executive further agrees that if the Executive were to breach the provisions of Section 5 or 6 hereof, the Company would be irreparably harmed and therefore, in addition to any other remedies available at law, the Company shall be entitled to equitable relief, including without limitation, specific performance and preliminary and permanent injunction, against any breach or threatened breach of said Sections 5 and 6, without having to post bond.

         16. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

         17. NOTICES. Any notice or other communications under this Agreement shall be in writing, signed by the party making the same, and shall be delivered personally or sent by certified or registered mail, postage prepaid, addressed as follows:

                  If to the Executive:    John J. Meyer
                                          519 Forest Mews Drive
                                          Oak Brook, Illinois  60523

                  With a copy to:         Levenfeld Pearlstein Glassberg Tuchman
                                            Bright Goldstein & Schwartz, LLC
                                          21st Floor, 33 West Monroe Street
                                          Chicago, Illinois  60603
                                          ATTN: Russell J. Shapiro, Esq.

                  If to the Company       Clear Communications Group, Inc.
                       or Clear:          440 Interstate North Parkway
                                          Atlanta, Georgia  30339
                                          ATTN: Chief Executive Officer

                  With a copy to:         Womble Carlyle Sandridge & Rice, PLLC
                                          One Atlantic Center
                                          1201 West Peachtree Street, Suite 3500
                                          Atlanta, Georgia  30309
                                          ATTN: James H. Andros, Esq.

or to such other address as may hereafter be designated by either party hereto. All such notices shall be deemed given on the date received.


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         18.      DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

                  (a)      "CAUSE."

                           (i) The Executive's repeated failure to perform (other than by reason of disability), or gross negligence in the performance of, his material duties and responsibilities hereunder and the continuance of such failure or negligence for a period of thirty (30) days after notice to the Executive;

                           (ii) Material breach by the Executive of any provision of this Agreement or any other written agreement between the Executive and the Company or any of its affiliates; and

                           (iii) Other conduct by the Executive that involves a material violation of law or breach of fiduciary obligation on the part of the Executive or other improper conduct that has materially harmed the Company or its affiliate(s) with regard to its or their customers, vendors, or to the public generally.

                  (b) "COMPANY PROPERTY." All property, including, without limitation, real, personal, tangible or intangible, including all computer programs, electronic data, educational or instructional materials, inventions, Confidential Information, Trade Secrets, facilities, trade names, logos, patents, copyrights and all tangible materials and supplies (whether originals or duplicates and including, but not in any way limited to, computer diskettes, brochures, materials, sample products, video tape cassettes, film, catalogs, books, records, manuals, sales presentation literature, training materials, calling or business cards, customer records, customer files, customer names, addresses and phone numbers, directives, correspondence, documents, contracts, orders, messages, memoranda, notes, circulars, agreements, bulletins, invoices and receipts), which in any way pertain to the business of the Company, Clear, and/or their affiliate(s), whether furnished to the Executive by the Company or prepared, compiled or acquired by the Executive while employed by the Company, all being the sole property of the Company, Clear, or their affiliate(s), as the case may be.

                  (c) "CONFIDENTIAL INFORMATION." All information or material regarding the Company's business that has or could have commercial value or other utility in the business in which the Company is engaged or contemplates engaging, or information which if disclosed without authorization could be detrimental to the business of the Company, including, but not limited to, its business plans, marketing plans, methods of operation, products, software programs, documentation of computer programs, programming procedures, algorithms, formulas, equipment, techniques, existing and contemplated services, inventions, systems, devices (whether or not patentable), financial information and practices, plans, pricing, selling and marketing techniques, proposals or bids for actual or potential customers, names, addresses and phone numbers of the Company's customers, credit information and financial data of the Company and the Company's customers, particular business requirements of the Company's customers, and special methods and processes involved in designing, producing and selling the


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Company's products and services, all shall be deemed Confidential Information and the Company's exclusive property; provided, however, that Confidential Information shall not include information that has entered the public domain other than through the actions of the Executive. Confidential Information shall also include the foregoing types of information with respect to Clear and its affiliates.

                  (d) "CUSTOMER." Customer means any customer or prospective customer of the Company, Clear and/or its affiliate(s) with whom the Executive had Material Contact during the twelve (12) months immediately preceding the termination of the Executive's employment with the Company.

                  (e) "MATERIAL CONTACT." Material Contact means interaction between the Executive and the customer or potential customer which takes place in an effort to further the business relationship, and shall be deemed to exist between the Executive and each customer or potential customer of the Company with whom the Executive dealt, whose dealings with the Company were coordinated or supervised by the Executive, or about whom the Executive obtained and used confidential information in the ordinary course of business as a result of the Executive's association with the Company. Material Contact shall also include the foregoing types of interaction with respect to Clear and its affiliates.

                  (f) "TRADE SECRETS." All information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret means any item of Confidential Information that constitutes a "trade secret(s)" under the common law or statutory law of the State of Georgia. Trade Secrets shall also include the foregoing types of information with respect to Clear and its affiliates.


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                  IN WITNESS WHEREOF, the parties hereto have hereunto affixed their hands and seals as of the date first above written.


                                  THE COMPANY:

                                  Communication Consulting Services, Inc.


                                  By:      /s/ William J. Loughman
                                      ---------------------------------------
                                      Authorized Officer

                                  CLEAR:

                                  Clear Communications Group, Inc.


                                  By:      /s/ William J. Loughman
                                      ---------------------------------------
                                      Authorized Officer

                                  EXECUTIVE:


                                     /s/ John J. Meyer
                                  -------------------------------------------
                                  John J. Meyer


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                                   SCHEDULE 1

                                     REGION


         All areas within the United States (including possessions) and within the continent of Europe.



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